[NAME]
MARCH 15, 2022
PARENT-BASED
AWARD LETTER
Protective Life Corporation has awarded you:
Parent-Based Award Valued at _______
Date of Grant: March 15, 2022
This Parent-Based Award was awarded pursuant to the Protective Life Corporation Long-Term Incentive Plan (the “Plan”), and is subject to the terms and conditions contained in the 2022 Parent-Based Award Provisions (“Provisions”), as set forth in Appendix A to this Award Letter, and the Plan. The Plan and the Provisions contain terms and conditions regarding the vesting of this Parent-Based Award, termination of employment, tax withholding, non-solicitation of Company employees and customers, regulatory compliance, and other matters, and I encourage you to read the Provisions carefully.
Please retain these documents in your personal records.
/s/ RICHARD J. BIELEN

Richard J. Bielen
President and Chief Executive Officer of Protective Life Corporation